EXHIBIT 23.1    CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2002 relating to the financial statements and financial statement schedule of Oregon Steel Mills, Inc., which appears in Oregon Steel Mills, Inc.'s Annual Report on Form 10-K for the year ended December 31,2001.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Portland, Oregon
April 25, 2002
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